FOR IMMEDIATE RELEASE
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                                                              November 13, 1997
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                    POINT WEST CAPITAL CORPORATION ANNOUNCES
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               THIRD QUARTER EARNINGS AND NEW STRATEGIC DIRECTION
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         SAN FRANCISCO-(November 13, 1997) Point West Capital Corporation (PWCC)
(formerly known as Dignity Partners, Inc. (DPNR)) today reported a net loss of $118,000 (or $0.04 per share based on 3,324,449 weighted average outstanding shares) for the quarter ended September 30, 1997, compared to a net loss of $10,034,000 (or $2.34 per share based on 4,291,824 weighted average outstanding shares) for the quarter ended September 30, 1996. The net loss for the third quarter of 1997 reflects the effects of a $328,000 provision for loss on assets held for sale, a $98,000 pre-tax gain on assets sold and a $943,000 net loss in the Company's wholly owned financing subsidiary which was charged to the previously provided reserve for the loss of the equity interest in such subsidiary. The Company also reported a net gain of $1,210,000 (or $0.33 per share based on 3,671,700 weighted average outstanding shares) for the nine months ended September 30, 1997, compared to a net loss of $9,547,000 (or $2.49 per share based on 3,838,548 weighted average outstanding shares) for the nine months ended September 30, 1996.

         The Company's results of operations and cash flows for the three and nine months ended September 30, 1997 are not comparable to the three and nine months ended September 30, 1996, primarily as a result of the reclassification in the third quarter of 1996 of a substantial portion of the Company's assets as "assets held for sale" and related accounting consequences.

         Through September 30, 1997, the Company had sold or entered into agreements to sell 373 policies, representing $29.2 million in aggregate face value, for $19.5 million. As a result of these sales, the Company reported a pre-tax loss of $300,000 in the first nine months of 1996 ($180,000 pre-tax loss for the year ended 1996) and a pre-tax gain of $1,461,000 in the first nine months of 1997 (including $98,000 in the third quarter).

         The Company also reported that Fourteen Hill Capital, L.P. ("Fourteen Hill"), a limited partnership the Company formed in June 1997, received a license from the Small Business Administration ("SBA") to become a small business investment company ("SBIC") effective September 26, 1997. George Corey, Esquire, the Chief of the Licensing Unit at the SBA, and Abigail Freeman, a Presidential Intern serving as a financial analyst at the SBA, stated that "it was the fastest SBIC license ever granted by the SBA since 1993 when the SBA revised its licensing procedures." Fourteen Hill commenced operations in August 1997 by consummating two financings in the aggregate principal amount of $1.25 million.

         In September 1997 the Company formed a limited liability company called Allegiance Capital, LLC ("Allegiance"). Allegiance will provide senior secured loans to funeral home and cemetery owners nation wide from its principal offices in San Francisco. Allegiance commenced operations in October 1997 by issuing a commitment letter to make a senior secured loan to an unaffiliated entity for $2.1 million. The Company serves as the manager of Allegiance and has a 51% equity interest in the new entity. The other two members, Michael McDermitt and Daniel Isard, own the remaining 49% interest. Mr. McDermitt has an extensive background in finance. He most recently spent seven years at Smith Barney as Vice President in its structured finance group where he focused on innovative securitizations and other financings. Mr. McDermitt serves as President of Allegiance. Mr. Isard has broad experience in the death care industry having provided consulting services to more than 700 funeral homes, cemeteries and mortuaries across the nation since 1987. Mr. Isard serves as Vice President of Marketing.

         Until February 1997 the Company provided viatical settlements for terminally ill persons. Subsequently, the Company has sought to become a broad-based specialty financial services company. To that end, the Company has expanded its financial services business through the formation and investment in other entities, including Fourteen Hill and Allegiance. The Company is currently evaluating other strategic business opportunities. Fourteen Hill and Allegiance are indicative of the types of business opportunities the Company intends to pursue.

(KEYWORD CALIFORNIA AND INDUSTRY KEYWORD: SPECIALTY FINANCE EARNINGS).

CONTACTS:   POINT WEST CAPITAL CORPORATION, SAN FRANCISCO.
                        Alan B. Perper, 415/394-9467